FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY __, 2010
REGISTRATION NO. 333-159079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159079
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142582
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63641
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-20205
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53443
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-93351
Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-88094
ICO, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0566682 (I.R.S. Employer Identification Number)
1811 Bering Drive, Suite 200
Houston, Texas 77057
(Address of principal executive offices, including zip code)

Third Amended and Restated ICO, Inc. 2007 Equity Incentive Plan
First Amended and Restated 2008 Equity Incentive Plan for Non-Employee Directors of ICO, Inc.
ICO, Inc. 2007 Equity Incentive Plan (formerly known as the “Fourth Amended and Restated ICO, Inc. 1998 Stock Option Plan”)
1995 Stock Option Plan
1996 Stock Option Plan
Restated 1993 Non-Employee Directors Stock Option Plan
Amended and Restated 1993 Non-Employee Directors Stock Option Plan
ICO, Inc. Second Amended and Restated 1993 Stock Option Plan for Non-Employee Directors
ICO, Inc. 1998 Stock Option Plan
(Full title of the plans)

David C. Minc, Esq.
Secretary
ICO-Schulman, LLC
3550 West Market Street
Akron, Ohio 44333
(Name and address of agent for service)
(330) 666-3751
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☑

Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of ICO, Inc. (the “Company”):
     File No. 333-159079, pertaining to the registration of 500,000 shares of common stock, no par value, of the Company (the “Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2009.
     File No. 333-142582, pertaining to the registration of 760,000 shares of Common Stock, which was filed with the SEC on May 3, 2007.
     File No. 033-63641, pertaining to the registration of 400,000 shares of Common Stock, which was filed with the SEC on October 24, 1995.
     File No. 333-20205, pertaining to the registration of 880,000 shares of Common Stock, which was filed with the SEC on January 22, 1997.
     File No. 333-53443, pertaining to the registration of 600,000 shares of Common Stock, which was filed with the SEC on May 22, 1998.
     File No. 333-93351, pertaining to the registration of 150,000 shares of Common Stock, which was filed with the SEC on December 22, 1999.
     File No. 333-88094, pertaining to the registration of 700,000 shares of Common Stock, which was filed with the SEC on May 13, 2002.
     On April 30, 2010, pursuant to an Agreement and Plan of Merger, dated as of December 2, 2009, by and among A. Schulman, Inc., a Delaware corporation (“A. Schulman”), Wildcat Spider, LLC, a Texas limited liability company and wholly owned subsidiary of A. Schulman (“Merger Sub”), and the Company, the Company merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of A. Schulman (the “Surviving Corporation” which has been renamed ICO-Schulman, LLC).
     As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of May, 2010.

ICO-Schulman, LLC, the successor company to ICO, Inc.
By:	/s/ Joseph M. Gingo
	Name:	Joseph M. Gingo
	Title:	President

     Pursuant to the requirements of the Securities Act, this Post Effective Amendment has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Joseph M. Gingo Joseph M. Gingo President, ICO-Schulman, LLC	Principal Executive Officer	May 10, 2010
/s/Paul F. DeSantis Paul F. DeSantis Treasurer, ICO-Schulman, LLC	Principal Financial Officer	May 10, 2010
A. Schulman, Inc.	Sole Member	May 10, 2010
/s/ David C. Minc David C. Minc Vice President, Chief Legal Officer and Secretary, A. Schulman, Inc.

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